Exhibit 10.48

CONSULTING SERVICES AGREEMENT
This CONSULTING Services Agreement (the “Agreement”) is entered into as of February 2, 2026 (the “Effective Date”) by and between Yassine Saidi, an individual with an address of [redacted] (“Consultant”), and Under Armour, Inc., a Maryland corporation located at 101 Performance Drive, Baltimore, Maryland 21230 (“Under Armour”).
TERMS AND CONDITIONS
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Under Armour and Consultant agree as follows:
1.Engagement and Duties. The scope of Services to be performed by Consultant is set forth on the Work Order attached hereto as Exhibit A (“Work Order”). Terms contained in Consultant proposals or other documents submitted in connection with this Agreement are expressly rejected. All Services provided by Consultant (“Services”) shall be of the highest professional standard. All Services provided by Consultant shall be performed to Under Armour’s reasonable satisfaction, and all deliverables shall be subject to the review and approval of Under Armour. Consultant represents, warrants and covenants to Under Armour that it is not a party to any agreement, arrangement or other understanding which would prevent, limit or hinder the performance of any of its obligations under this Agreement. Consultant shall have no authority and shall not represent that it has authority to make commitments or enter into agreements on behalf of, bind or otherwise obligate Under Armour in any manner.
2.Term. This Agreement is effective as of the Effective Date and shall expire upon completion of the Services or through the term of the Work Order, whichever is later (the “Term”), unless earlier terminated pursuant to Section 11 below.
3.Key Personnel; Independent Contractor. The status of Consultant shall be that of an independent contractor and none of the foregoing shall, at any time or for any purpose, be deemed an employee or agent of Under Armour and thus, Under Armour shall not withhold taxes or Social Security payments from any sum paid to Consultant under this Agreement. Consultant and its employees are not eligible for and may not participate in any health or other benefit plans offered by Under Armour to its employees. Consultant shall indemnify and hold harmless Under Armour and its officers, directors, employees, agents and others considered responsible persons under applicable state and federal law for failure to pay any required taxes. Consultant is not permitted to utilize subcontractors for performance of any Services under this Agreement unless prior written consent is first obtained from Under Armour, and unless such subcontractors have executed a written agreement with Consultant which obligates any such subcontractors to protect confidential information and to grant ownership of proprietary rights to Under Armour to the same extent as is required of Consultant by this Agreement. Consultant shall be fully responsible for all acts and omissions of any subcontractors used by Consultant and permitted under this Agreement.
4.Invoices and Compensation. Consultant will issue an invoice to Under Armour for any approved fees along with any expenses actually incurred and chargeable as provided in the Work Order. Unless otherwise provided in the Work Order, fees do not include travel expenses. Consultant will not be reimbursed for any expenses that have not been approved in advance by Under Armour as provided herein. All invoices shall be itemized and shall substantiate all charges therein set forth. So long as Consultant’s invoice is timely received, and if applicable includes the Under Armour issued PO or BPO number, Under Armour will issue payment within forty-five (45) days from the date of receipt of Consultant’s invoice. Consultant shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting practices, to substantiate Consultant’s charges and expenses hereunder. Consultant shall retain such records for a period of one (1) year from the date of final payment.
5.Confidential Information.
(a)Consultant acknowledges that Consultant has been furnished, or may be furnished or may otherwise have received or have had access to or will receive or have access to, information that relates to Under Armour’s past, present, or future product lines, projects, research, development, inventions, computer processes, techniques, designs, patents, patent applications, copyrights, trademarks, trademark applications, programs and codes, the names, addresses, buying habits or practices of any of Under Armour’s clients or customers, Under Armour’s marketing methods, negotiations, programs and related data, or other written records used in Under Armour’s business, compensation paid to employees and independent contractors and other terms of their employment or contractual relationships or any other confidential or proprietary information of, about, or concerning the business of Under Armour or its manner of operations (the “Confidential Information”). Consultant agrees to preserve and protect the confidentiality of the Confidential Information, including all verbal and physical forms thereof, whether disclosed to Consultant before this Agreement is signed or afterward. Consultant further agrees that it will not at any time during or after Consultant’s relationship with Under Armour, directly or indirectly, disclose or disseminate the Confidential Information to any third party for any reason, without the prior written approval of Under Armour. Consultant also agrees to disclose the Confidential Information only to those of its employees, agents and independent contractors (collectively “Representatives”) that need to know such Confidential Information in connection with Consultant’s provision of Services under this Agreement and who have agreed in writing to be bound by terms and conditions substantially similar to, and no less restrictive with respect to limitations on use and disclosure than, those of this Agreement. Consultant shall be responsible for any breach of this Agreement by its Representatives.
(b)The foregoing obligations of confidentiality shall not apply to any information which has become part of the public domain without any breach of this Agreement by Consultant, or that becomes rightfully known to Consultant without a confidentiality restriction from a source other than Under Armour, or pursuant to a valid court order or subpoena issued by a court of competent jurisdiction, provided that Consultant gives Under Armour immediate notice of such order or subpoena and exercises Consultant’s reasonable best efforts, if requested by Under Armour, to assist Under Armour in obtaining an appropriate protective order.
(c)Nothing in this Agreement shall be construed as granting Consultant expressly, by implication, estoppel or otherwise (i) any right to utilize the Confidential Information received hereunder except as provided herein; or (ii) any patent, trademark or copyright owned or controlled by Under Armour, or any license under any such patent, trademark or copyright, or any patent, trademark or copyright hereafter owned or controlled by Under Armour. Transmission of Confidential Information shall not constitute any representation, warranty, assurance, guaranty, or inducement by Under Armour to Consultant with respect to infringement of any patent or any proprietary rights of others. Under Armour shall not be liable for damages arising from Consultant’s use of or reliance on information disclosed hereunder.
(d)Within three (3) days after Under Armour’s request, or immediately upon the termination or expiration of this Agreement, Consultant shall return to Under Armour all copies of the Confidential Information in tangible form. This Section 5 shall survive the termination or expiration of this Agreement under all circumstances.
6.Property and Proprietary Rights. Consultant shall fully and promptly disclose in writing to Under Armour all work product including, without limitation designs, drawings, plans, programs, ideas, inventions, information, research, strategies, work, and all other documentation (whether or not patentable) created, conceived or first reduced to practice by Consultant, alone or with others, in connection with Services rendered for Under Armour pursuant to this Agreement, both before and after the execution of this Agreement, or which derive from information or materials Consultant has received from Under Armour (the “UA Work Product”). Consultant agrees that all UA Work Product, whether or not such UA Work Product was created at the direction of Under Armour, shall be owned by Under Armour. Further, Consultant agrees that all UA Work Product is a “work made for hire” as the term is defined under U.S. copyright law. To the extent that any of the UA Work Product does not constitute a “work made for hire,” Consultant hereby assigns and conveys to Under Armour the entire right, title, and interest in and to such UA Work Product including UA Work Product created by Consultant prior to the date of execution of this Agreement. Consultant shall cooperate with Under Armour and execute documents of assignment and any other documents, and take other necessary actions as reasonably directed by Under Armour to effect the foregoing or perfect or enforce any proprietary rights resulting from or related to this Agreement. Consultant shall cause each of its employees (if any) and subcontractors charged with performance of Services under this Agreement to execute an agreement recognizing Under Armour’s ownership rights in the UA Work Product. This Section 6 shall survive the termination or expiration of this Agreement under all circumstances.
7.Non-Competition. Except as otherwise approved by Under Armour in advance in writing, Consultant hereby covenants and agrees that during the Term of this Agreement or, if later, completion of the Work Order (the “Non-Compete Period”), Consultant shall not, directly or through others, (a) provide strategic advice or consulting services to a Competitor Business or (b) provide services to a Competitor Business in a capacity in which Consultant would likely or probably disclose Confidential Information. For purposes of this Agreement, “Competitor Business” shall mean the brands set forth on Schedule 1 to this Agreement. In addition, for a period of six (6) months following the Non-Compete Period, Consultant will seek pre-approval by Under Armour in writing prior to entering into any arrangement or agreement (whether directly or through others) outlined in subsections (a) or (b) of this Section 7 with any Competitor Business, which may be withheld in Under Armour’s sole discretion.
8.Enforcement. It is hereby agreed that each violation of Sections 5, 6 and 7 is a distinct and material breach of this Agreement and that solely a monetary remedy will be inadequate, impracticable and extremely difficult to prove, and that each such violation shall cause Under Armour irreparable harm. Therefore, in addition to any and all remedies available at law or equity (including money damages), Under Armour shall be entitled to temporary and injunctive relief to enforce the provisions of Sections 5, 6 and 7 without the necessity of proving actual damages. Under Armour may pursue any of the remedies described in this Section 8 concurrently or consecutively, in any order as to any such violation or breach, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other of such remedies.
9.Representations and Warranties; Indemnification.
(a)Consultant represents and warrants that Consultant, its employees and any subcontractors permitted under this Agreement shall, in performance under this Agreement and the Work Order, observe and comply with all applicable (collectively, “Applicable Laws and Policies”): (i) federal, state and local laws, ordinances, codes, rules, regulations and orders and (ii) Under Armour business practices, hours, working conditions, codes of conduct, jobsite policies, and any other policies, rules or regulations, including without limitation Under Armour’s Third-Party Travel and Related Expense Reimbursement Guidelines and any policies relating to physical access and security. Consultant further represents and warrants that all UA Work Product produced under this Agreement shall be of original development and all UA Work Product shall not infringe or violate any patent, copyright, trade secret, trademark, or other third party intellectual property right.
(b)Consultant shall defend, indemnify, and hold Under Armour, and its affiliates, and their respective directors, officers, owners, agents, employees, members and sponsors (“Under Armour Group”) harmless from and against any and all claims, losses, damages, suits, fees, judgments, costs and expenses (including attorneys’ fees) (“Claims”) which Under Armour Group may suffer or incur arising out of or in connection with (i) any breach by Consultant of this Agreement, including without limitation breach of any representation or warranty contained herein; (ii) noncompliance by Consultant with any Applicable Laws and Policies; (iii) injuries to persons (including death) or loss of, or damage to, property, occasioned by the negligence, unlawful act, or willful misconduct of Consultant, or of Consultant’s personnel, subcontractors, or agents, as well as any claim for payment of compensation or salary asserted by any employee, agent or subcontractor of Consultant; and (iv) any Claim that Under Armour Group’s use, copying, or distribution of any UA Work Product or any portions thereof, infringes or violates any patent, copyright, trade secret, trademark, or other third party intellectual right. In the event that Under Armour is in any way enjoined from using the UA Work Product, or any portion thereof, Consultant shall promptly, at its expense either (A) provide to Under Armour non-infringing means of using the UA Work Product; (B) negotiate and procure for Under Armour the right to use the UA Work Product without restriction; or (C) if neither (A) or (B) can be accomplished within a reasonable time period and at no cost to Under Armour, refund to Under Armour all monies paid in connection with such UA Work Product.
(c)This Section 9 shall survive termination or expiration of this Agreement.
10.Acceptance of Services. Each deliverable shall be subject to acceptance by Under Armour to verify that the deliverable satisfies the acceptance criteria of the Work Order and all requirements of the deliverable conveyed by Under Armour to Consultant. If either party discovers a non-conformity, Consultant shall either correct the non-conformity at no additional charge in a timely, professional manner, or, at Consultant’s sole discretion, refund monies paid to Consultant for the Services attributable to or affected by the non-conforming deliverable.
11.Termination. The Work Order, this Agreement and/or all rights granted thereunder may be terminated by either party in the event of a material breach by the other party (the “Defaulting Party”) of any of its material obligations under the Work Order or this Agreement and failure by the Defaulting Party to remedy such breach within ten (10) days after written notice of such breach is provided to the Defaulting Party. In addition, this Agreement and the Work Order may be terminated, by either party, effective immediately and without notice, in the event of (a) the dissolution, termination of existence, liquidation or insolvency of the other party; (b) the appointment of a custodian or receiver for the other party; (c) the institution by or against the other party of any proceeding under the United States Bankruptcy Code or any other foreign, federal or state bankruptcy, receivership, insolvency or other similar law affecting the rights of creditors generally; or (d) the making by the other party of a composition of, or any assignment or trust mortgage for the benefit of, creditors. Upon termination or expiration of the Work Order or this Agreement, Consultant shall, at no cost to Under Armour: (i) deliver to Under Armour all documentation and other property belonging to Under Armour then in possession of Consultant including, without limitation, UA Work Product; and (ii) purge from its computer systems any UA Work Product and all copies and all portions thereof. Upon termination or expiration, Under Armour’s sole obligation to Consultant is the payment of the Consultant’s fees for the work completed through the date of termination or expiration, as applicable.
12.Assignability. This Agreement may not be assigned by Consultant without the prior written consent of Under Armour and any attempt to assign any rights arising under this Agreement without such consent shall be null and void.
13.Miscellaneous. This Agreement represents the entire agreement between Under Armour and Consultant and supersedes all previous agreements, communications, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. All capitalized terms used herein shall have the meanings given to such terms in this Agreement. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No waiver of any breach or violation of any of the provisions of this Agreement shall constitute or be deemed to constitute a waiver of any other breach or violation of any provisions of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. If any provision or any portion of this Agreement shall be construed to be illegal, invalid, or unenforceable, such shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein, but all other provisions of this Agreement and remaining portions of any provision which is illegal, invalid or unenforceable in part shall continue in full force and effect. The headings in this Agreement are for information purposes only. This Agreement shall be enforced, governed and construed in accordance with the laws of the State of Maryland, USA, without regard to its conflicts of law provisions. In the event of a dispute related to this Agreement, the parties hereby agree to be subject to the jurisdiction and venue of the United States District Court for the District of Maryland or, in the event such jurisdiction is not available, any of the appropriate courts of the State of Maryland.
14.Notices. All notices and other communications from either party to the other under this Agreement shall be in writing, and in English, and shall be deemed received upon (a) actual receipt, (b) the expiration of the fifth business day after being deposited in the United States’ mails, postage prepaid, or (c) the next business day following deposit with an internationally recognized overnight delivery Service (e.g., Federal Express), addressed to the other party at the address set forth above, (d) email or as otherwise agreed to in writing by the parties; provided, however, notice by electronic mail will only be effective if it is simultaneously sent to the receiving party by one of the other methods of transmission specified herein. In addition, any notice to Under Armour shall only be effective if a copy is also delivered in accordance with any of the foregoing methods to Under Armour, Inc., Legal Department, 101 Performance Drive, Baltimore, MD 21230; legalnotices@underarmour.com.
15.No Advertising; No Press Releases; Non-Disparagement. Except as otherwise required by a Work Order or otherwise directed or pre-approved by Under Armour: (a) Consultant shall not use all or any portion of Under Armour’s tradenames or logos, or those of any of its subsidiaries or affiliates, in Consultant’s advertising or otherwise (including without limitation, on Consultant’s website) and (b) Consultant shall not make any public statements or issue any press releases regarding the terms and conditions of this Agreement, which the parties shall treat as Confidential Information pursuant to Section 5 herein, or its relationship with Under Armour. Consultant further agrees that the Consultant has not and will not make statements (including verbal statements, written statements and statements using social media or other internet means) to customers and suppliers of Under Armour or to other members of the public that are in any way disparaging or negative towards Under Armour, its products or services or any member of Under Armour’s management team or board of directors.
16.Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. This Agreement and the Work Order issued hereunder may be executed by means of electronic or digital signature, with the same binding effect as if this original agreement were executed at the same time by all parties. Without limitation, “electronic or digital signature” shall include electronically scanned and transmitted versions (e.g., email of a pdf) of an original signature or the use of a mutually acceptable digital signature service provider and, absent contrary written instructions by the transmitting party, the transmission of such an electronic signature by email or other electronic or digital means by one party hereto to the other party shall constitute execution and delivery of this Agreement or the Work Order by the transmitting party.
[Signature Page Follows]

The parties hereto have caused this Agreement to be executed by their duly authorized representatives.

	YASSINE SAIDI	UNDER ARMOUR, INC.
YASSINE SAIDI
	/s/ Yassine Saidi	By:	/s/ Mehri Shadman
	(Signature)		(Signature)
		Name:	Mehri Shadman
(Printed Name)
		Title:	EVP, Chief Legal Officer

EXHIBIT A TO CONSULTING SERVICES AGREEMENT
WORK ORDER
This Work Order is entered into by and between Under Armour, Inc. (“Under Armour”) and YASSINE SAIDI (“Consultant”) pursuant to the fully-executed Consulting Services Agreement between the parties, having an Effective Date of February 2, 2026 (the “Agreement”). Unless expressly modified hereunder, this document is subject to all terms and conditions of the Agreement and when executed, shall be incorporated into and made part of the Agreement.

Purpose and Intent
The purpose of Consultant’s engagement is to support the successful transition, leadership establishment and long-term effectiveness of Under Armour’s Product Creation organization. This will include enabling and supporting leadership within Under Armour’s product creation organization, supporting the FW27, SS28 and FW28 product seasons. This may include support regarding creative direction and seasonal progress, organizational design and team structure, talent considerations, external partners and collaborations, cross-functional alignment, human resources and finance related topics and preparation for upcoming milestone and leadership moments. Specific engagement requirements and deliverables are separately provided for in Schedule 1 to this Work Order.

Designation and Reporting
Consultant will be designated as Senior Advisor, Design and Expression to Under Armour
Consultant will report directly to both Kevin Plank and Kyle Blakely. Consultant will be available as needed during regular business hours (Baltimore Time).

Term	Twelve (12) months, beginning on the Effective Date.
Fee
Consultant will be paid a total fee of $1,497,875 (USD), payable in equal quarterly installments in arrears of $374,468.75 (each, an “Installment Payment”). This amount includes an amount equivalent to Consultant’s fiscal year 2026 annual cash incentive award amount calculated assuming the Company’s performance achievement of 70% of its target award amount ($375,375). If the Company’s final achievement of its performance target is below 70%, the total fee will be reduced based on such final achievement, with each remaining installment payment reduced by a proportional amount.
The first Installment Payment shall be paid during Under Armour’s next available vendor payment cycle on or after April 2, 2026 and subsequent payments shall be paid during the next available vendor payment cycle following each of July 2, 2026, October 2, 2026 and January 2, 2027.
Each Installment Payment shall be subject to receipt of an invoice in accordance with Section 4 of the Agreement.
The Company expects to incur expenses in connection with Consultant’s relocation outside of the United States. The amount of these expenses will be directly deducted from the next payable Installment Payment in full. The Company will provide copies of related invoices to Consultant upon request.

Continuation of Equity Vesting
During the Term, any restricted stock unit awards previously granted to Consultant will be eligible to continue to vest under the terms of the relevant restricted stock unit grant agreement, so long as Consultant continues to provide services to the Company. Any such vestings remain subject to applicable withholding obligations by the Company. Any unvested amounts will be forfeited upon termination of the Agreement (whether early or at the end of the Term).

Presence and Travel
Consultant is expected to travel four to six times per year, based on business needs. This may include travel to Under Armour’s offices in Baltimore, factories or external partners and collaborators.
Travel timing and purpose will be aligned with Under Armour , and will typically correspond to key milestones, reviews or strategic moments.
For clarity, the parties anticipate that the majority of the engagement will take place remotely.
Under Armour will either pay directly or reimburse Consultant for pre-approved travel-related expenses, which will include airfare, accommodation and reasonable travel-related expenses, as mutually agreed in advance of booking travel arrangements. Consultant will otherwise comply with the applicable provisions of Under Armour’s Third-Party Travel and Expense Reimbursement Guidelines.

Tax Support
Under Armour will continue to make certain tax support services currently provided to Consultant available to Consultant during the Term and thereafter in support of tax year 2026, subject to the applicable terms and conditions of the providers of such services. For the avoidance of doubt, Consultant acknowledges that he is personally responsible for the payment of any taxes required by law, and the Company will not owe Consultant any further amounts related to taxes.

U.S. Withholding Taxes and Indemnification
Where applicable U.S. federal law requires the Company to withhold U.S. taxes (excluding sales or value‑added taxes) on any compensation paid to Consultant, the Company may deduct and withhold such taxes from any payments due to Consultant. Subject to Consultant providing the Company with a valid and completed Form W‑9 (for U.S. persons) or Form W‑8BEN (for non‑U.S. persons) prior to payment, the Company will apply any available exemption or reduced withholding rate under an applicable income tax treaty.
The Company shall be responsible for remitting any required U.S. withholding taxes to the appropriate U.S. governmental authority at the time such payment is made and shall provide Consultant with the appropriate tax reporting documentation (e.g., Form 1099 or Form 1042‑S), as applicable.
Consultant acknowledges and agrees that, notwithstanding any withholding by the Company, Consultant remains solely responsible for all U.S. federal, state, local, or foreign taxes (including estimated taxes, if any) that may be imposed on Consultant with respect to payments made under this Agreement.
Consultant further agrees to indemnify and hold the Company harmless from and against any taxes, interest, penalties, or other amounts that are assessed by any taxing authority and that arise from (i) Consultant’s failure to provide accurate or complete tax documentation, or (ii) Consultant’s failure to satisfy any tax obligations relating to payments made under this Agreement.

Consultant’s Primary Contact & UA’s Primary Contacts	Consultant: Yassine Saidi Under Armour: Kevin Plank and Kyle Blakely

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The parties hereto have caused this document to be executed by their duly authorized representatives.

	YASSINE SAIDI	UNDER ARMOUR, INC.
YASSINE SAIDI
	/s/ Yassine Saidi	By:	/s/ Mehri Shadman
	(Signature)		(Signature)
		Name:	Mehri Shadman
(Printed Name)
		Title:	EVP, Chief Legal Officer

SCHEDULE 1 TO WORK ORDER

[Sets forth specific engagement requirements and deliverables. Schedule has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy will be furnished to the SEC upon request.]

Schedule 1 to CONSULTING SERVICES AGREEMENT
COMPETITOR BUSINESSES

[Sets forth competitor businesses. Schedule has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy will be furnished to the SEC upon request.]